June 22, 2021

T. Rowe Price Tax-Exempt Money Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of the T. Rowe Price Tax-Exempt Money Fund (the “Acquiring Fund”). As such, I am familiar with the proposed transaction between the Acquiring Fund, series of T. Rowe Price Tax-Exempt Money Fund, Inc., a Maryland corporation, and the T. Rowe Price California Tax-Free Money Fund and T. Rowe Price New York Tax-Free Money Fund (the “Acquired Funds” and together with the Acquiring Fund, the “Funds”), series of T. Rowe Price State Tax-Free Funds, Inc., a Maryland corporation. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to Investor Class and I Class shares of beneficial interest, par value $0.01, of the Acquiring Fund (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by the Funds’ Boards of Directors of the reorganization in the manner set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the “Combined Proxy Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the Investor Class and I Class of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Proxy Statement and Prospectus constituting a part thereof.

Very truly yours,

/s/Sara Pak
Sara Pak
Senior Legal Counsel and Vice President
T. Rowe Price Associates, Inc.